Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


                                                   --------------------
                                                   Three Months Ended
                                                       October 31
                                                   --------------------
                                                       2000       1999
                                                             (Restated)
                                                   --------------------
Net income available to Stockholders
      (numerator)                                    $  433     $1,479
                                                     ======     ======

Shares Calculation (denominator):

Average shares outstanding - basic                    5,610      5,721

Effect of Dilutive Securities:

Potential Common Stock
      relating to stock options                          13        175
                                                     ------     ------

Average shares outstanding- assuming dilution         5,613      5,896
                                                     ======     ======

Earnings per share-basic                             $ 0.08     $ 0.26
                                                     ======     ======

Earnings per share-assuming dilution                 $ 0.08     $ 0.25
                                                     ======     ======